FOR IMMEDIATE RELEASE

XFONE Expects Fourth Quarter Fiber Revenues to Increase 33.5% to $2.8 Million

Lubbock, TX – January 26, 2011 – XFONE, Inc. (NYSE Amex and TASE: XFN) (“XFONE” or “the Company”) announced preliminary, unaudited sales results from its Fiber-To-The-Premise (FTTP) business for the fourth quarter ended December 31, 2010.

Xfone anticipates reporting FTTP revenue of approximately $2.8 million for the three months ended December 31, 2010; an increase of 33.5% compared to FTTP revenues of $2.1 million in the three months ended December 31, 2009.  Revenues from the Levelland market continued to trend upward, to an expected $637,000, an improvement of 27% on a sequential basis when compared to the third quarter of 2010.

Xfone plans to release a full report of fourth quarter and year end results during March 2011.

Mr. Guy Nissenson, Xfone’s President and CEO, commented, “We are pleased with the continued solid growth in revenues from our fiber business, particularly in the Levelland market.  As we add customers in our existing fiber markets and make progress on the build out of our fiber network in new markets, revenues from our FTTP business are contributing a larger percentage to overall revenues and at a higher margin than our legacy business.  I look forward to providing our shareholders with a full report on our fourth quarter and year end results in March.”

About XFONE, Inc.

A U.S.-domiciled corporation, XFONE, Inc., through its subsidiaries, offers local and long distance communications services which include voice, video and data over its Fiber-To-The-Premise (FTTP) network.  The Company currently has operations in Texas, Mississippi and Louisiana.  For the company's website, please visit: www.xfone.com

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." XFONE's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

Investor Relations Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@xfone.com